EXHIBIT (a)(15)
                                                                 ---------------



                          BERKSHIRE INCOME REALTY, INC.

          EXCHANGE OFFERS FOR A TOTAL OF UP TO 3,010,941 SHARES OF OUR
                9% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK



                                                February 27, 2003

Dear Krupp Mortgage Fund Investor:

We are excited to inform you that our common stockholder, KRF Company, L.L.C., through a newly created affiliate, Gables of Texas Limited Partnership, has entered into an agreement to acquire The Gables Apartments (the "Gables"), an apartment complex located in Houston, Texas, from Wentwood Gables, L.P. The purchase is expected to take place on March 25, 2003. Although there can be no assurance that this purchase will occur, if it does, we currently intend to acquire Gables of Texas Limited Partnership from KRF Company, subject to certain closing conditions and the approval of the audit committee of our board of directors.

Our primary goal is to acquire, own, and operate multi-family residential properties. Our ownership of the Gables will enhance our investment presence in what we consider to be a strong metropolitan market. At the completion of our exchange offers, we will own interests in five properties which are described in the prospectus, dated January 9, 2003, and if this acquisition is completed the Gables will be the sixth property held by us.

Enclosed is a prospectus supplement, which contains additional information relating to the proposed acquisition.

Should you have any questions, please contact us at 1-866-335-7877 and we will be happy to assist you.

                                        Very truly yours,


                                        BERKSHIRE INCOME REALTY, INC.


WE ARE OFFERING TO EXCHANGE UP TO 3,010,941 OF OUR 9% SERIES A CUMULATIVE REDEEMABLE PREFERRED STOCK AS FOLLOWS:


0.1481 PREFERRED SHARE FOR EACH INTEREST IN     0.1120 PREFERRED SHARE FOR EACH INTEREST IN
KRUPP GOVERNMENT INCOME TRUST                   KRUPP INSURED PLUS LIMITED PARTNERSHIP

0.2500 PREFERRED SHARE FOR EACH INTEREST IN     0.0420 PREFERRED SHARE FOR EACH INTEREST IN
KRUPP GOVERNMENT INCOME TRUST II                KRUPP INSURED PLUS II LIMITED PARTNERSHIP

0.0750 PREFERRED SHARE FOR EACH INTEREST IN     0.0717 PREFERRED SHARE FOR EACH INTEREST IN
KRUPP INSURED MORTGAGE LIMITED PARTNERSHIP      KRUPP INSURED PLUS III LIMITED PARTNERSHIP

THE OFFERS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON MARCH 17, 2003, UNLESS EXTENDED. ANY EXTENSION WILL BE ANNOUNCED BY PRESS RELEASE NO LATER THAN 9:00 A.M., NEW YORK CITY TIME, ON THE DAY FOLLOWING THE PREVIOUSLY SCHEDULED EXPIRATION DATE. THE TERMS OF THE OFFERS ARE DESCRIBED IN THE PROSPECTUS, DATED JANUARY 9, 2003.